CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the accompanying amendment number 4 to the registration statement on Form S-3, of our report dated March 4, 1996 which is included in Form 10-K/A of Fonix Corporation for the year ended December 31, 1998 (relating to the financial statements of Fonix Corporation for the period from the date of inception on October 1, 1993 through December 31, 1995, which financial statements are not separately presented in the Form 10- K), and to the reference to us under the heading "Experts" in the prospectus which is included in the accompanying registration statement.


/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.
Salt Lake City, Utah
August 10, 1999